Exhibit 10.18

CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS

OF

WESBANCO, INC.

I hereby certify that I am the Secretary of Wesbanco, Inc., a corporation, with its principal office and place of business located in Wheeling, West Virginia, and that I have been duly appointed and am presently serving in that capacity in accordance with the Bylaws of said corporation.

I further certify that at a meeting of the Executive Committee of the Board of Directors of the corporation duly called in accordance with the Bylaws of said corporation and convened on the 19th day of January, 2005, the following resolutions were adopted by unanimous vote of all of the members of the Executive Committee present and participating:

RESOLVED, that the Committee hereby approves certain changes to the compensation to be paid to the members of the Board of Directors and the Executive Committee effective January 1, 2005, by increasing the meeting fee for each meeting of the Executive Committee of the Board of Directors to $1,250.00 per meeting attended and increasing the meeting fee for members of the Board of Directors to $1,000.00 per meeting attended effective with the February meeting with the quarterly retainer to be retained at its current amount of $1,500.00 per calendar quarter.

The foregoing resolution is presently in full force and effect and has not been revoked or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of this corporation this 14th day of March, 2005.

/S/ LARRY JOHNSON
Larry Johnson, Secretary